Exhibit 99.1

N E W S R E L E A S E

Atmel to Acquire Newport Media – Strengthening its Leadership Position in the IoT Market

Acquisition Expands Atmel’s Wireless Portfolio to include Wi-Fi 802.11n and Bluetooth

San Jose, Calif., July 7, 2014 - Atmel® Corporation (NASDAQ: ATML), a leader in microcontroller and touch technology solutions, today announced that it has signed a definitive agreement to acquire Newport Media, Inc. (“NMI”), a leading provider of high performance low power Wi-Fi and Bluetooth solutions, that will enable Atmel to offer the industry’s most complete wireless portfolio of smart connected devices for the “Internet of Things."

Adding to Atmel’s already broad SmartConnect™ wireless portfolio, NMI’s 802.11n Wi-Fi and Bluetooth certified products offer innovative, highly integrated solutions that will accelerate seamless communication and connectivity for the Internet of Things. NMI’s products combined with Atmel’s ultra-low power microcontrollers are designed for a broad spectrum of applications including industrial, home and building automation, and consumer products requiring smaller form factors and longer battery life.

The purchase price is $140 million cash, subject to working capital adjustments, plus an additional earn-out of up to $30 million to be paid subject to achievement of future revenue thresholds over two years. The transaction is subject to customary closing conditions, including anti-trust review, and is expected to close during the third calendar quarter. Atmel will fund the transaction with cash on hand and borrowings under its existing credit facility.

NMI recorded $43 million in annual revenue during 2013 and the acquisition is expected to be accretive to Atmel’s non-GAAP financials in the second half of 2015.

“This acquisition immediately adds 802.11n Wi-Fi and Bluetooth to our offerings and will accelerate our introduction of low-energy Bluetooth products,” said Steve Laub Atmel’s President and CEO. “Combined with our existing Wi-Fi and Zigbee solutions and industry leading microcontroller portfolio, Atmel is positioned for substantial growth in the Internet of Things marketplace.”

Conference Call and Presentation Materials
Atmel will hold a teleconference and webcast at 4:30 p.m. ET today to discuss this transaction. The conference call will be webcast live and can also be monitored by dialing 1-706-758-4519. The conference ID number is 62448511 and participants are encouraged to initiate their calls 10 minutes prior to the 4:30 p.m. ET start time to ensure a timely connection. The webcast will contain certain presentation materials that we will reference on the conference call and will be accessible at http://ir.atmel.com/ and will be archived for 12 months.

A replay of the July 7, 2014 conference call will be available the same day at approximately 7:00 p.m. ET and will be archived for 48 hours. The replay access number is 1-404-537-3406. The access code is 62448511.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets.

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Safe Harbor for Forward-Looking Statements
Statements in this release, including those regarding Atmel's forecasts, business outlook, expectations, new product launches, and beliefs, among others, are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2014 and beyond, our expectations regarding market share and product revenue growth, and Atmel's strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, without limitation, general global macroeconomic and geo-political conditions; the cyclical nature of the semiconductor industry; the inability to realize the anticipated benefits of transactions related to acquisitions, restructuring activities or other initiatives in a timely manner or at all; the impact of competitive products and pricing; disruption to our business caused by our increased dependence on outside foundries, financial instability or insolvency proceedings affecting some of those foundries, and associated litigation involving us in some cases; industry and/or company overcapacity or undercapacity, including capacity constraints of our independent assembly contractors; the success of our customers' end products and timely design acceptance by our customers; timely introduction of new products and technologies (including, for example, our XSense and new maXTouch products) and implementation of new manufacturing technologies; our ability to ramp new products into volume production; our reliance on non-binding customer forecasts and the absence of long-term supply contracts with most of our customers; financial stability in foreign markets and the impact or volatility of foreign exchange rates; unanticipated changes in environmental, health and safety regulations; our dependence on selling through independent distributors; the complexity of our revenue recognition policies; information technology system failures; business interruptions, natural disasters or terrorist acts; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price or increased volatility of our common stock; disruptions in the availability of raw materials; compliance with U.S. and international laws and regulations by us and our distributors; our dependence on key personnel; our ability to protect our intellectual property rights; litigation (including intellectual property litigation in which we may be involved or in which our customers may be involved, especially in the mobile device sector), and the possible unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K for the year ended December 31, 2013, filed on February 28, 2014. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Sander Arts
Vice President Corporate Marketing
(408) 451-4885

Investor Contact:
Peter Schuman
Senior Director, Investor Relations
(408) 437-2026